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                                                                   EXHIBIT 23(d)

                         INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference in the Registration Statement No. 333-56742 on Form S-4 of BB&T Corporation of our report dated January 19, 2001, relating to the consolidated balance sheets of Century South Banks, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000 Annual Report on Form 10-K of Century South Banks, Inc. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


                                /s/ KPMG LLP

                                KPMG LLP
Atlanta, Georgia
April 30, 2001